Exhibit 99.1

Phreesia, Inc. Q4 Fiscal 2026 Earnings Call Transcript (March 30, 2026)

Operator: Good evening, ladies and gentlemen, and welcome to the Phreesia Fourth Quarter Fiscal 2026 Earnings Conference Call. At this time, all participants are in a listen-only mode. We will provide instructions for the question-and-answer session to follow.

First, I would like to introduce Balaji Gandhi, Phreesia's Chief Financial Officer. Mr. Gandhi, you may begin.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Thank you, operator. Good evening and welcome to Phreesia's earnings conference call for the fourth quarter of fiscal 2026, which ended on January 31 of 2026. Joining me on today's call is Chaim Indig, our Chief Executive Officer.

A more complete discussion of our results can be found in our earnings press release and in our related Form 8-K submission to the SEC, including our quarterly Stakeholder Letter, both issued after the markets closed today. These documents are available on the Investor Relations website at ir.phreesia.com. As a reminder, today's call is being recorded and a replay will be available on our Investor Relations website at ir.phreesia.com following the conclusion of the call.

During today's call, we may make forward-looking statements including statements regarding trends, our anticipated growth, our strategies, predictions about our industry, and the anticipated performance of our business including our outlook regarding future financial results. Forward-looking statements are subject to various risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to differ materially from those described in our forward-looking statements.

Such risks are described more fully in our earnings press release, our Stakeholder Letter, and other risk factors included in our SEC filings, including in our annual report on Form 10-K that will be filed with the SEC tomorrow. The forward-looking statements made on this call will be based on our current views and expectations and speak only as of the date on which the statements were made.

We undertake no obligation to update and expressly disclaim the obligation to update these forward-looking statements to reflect events or circumstances after the date of this call, or to reflect new information or the occurrence of unanticipated events. We may also refer to certain financial measures not in accordance with generally accepted accounting principles such as adjusted EBITDA and free cash flows in order to provide additional information to investors.

These non-GAAP measures should be considered in addition to and not as a substitute for or in isolation from our GAAP results. A reconciliation of GAAP to non-GAAP results may be found in our earnings release and Stakeholder Letter, which were furnished with our Form 8-K filed after the markets closed today with the SEC may also be found on our Investor Relations website at ir.phreesia.com.

I will now turn the call over to our CEO, Chaim Indig.

Chaim Indig, Co-Founder, Chief Executive Officer & Director, Phreesia, Inc.

Thank you for joining our fourth quarter and fiscal year 2026 earnings call. Fiscal year 2026 was a pivotal year in Phreesia's evolution, one defined by deliberate choices and disciplined execution. The decisions we made this year are the ones we made on our own terms, and we believe they will compound in our favor over the next several years and beyond.

I want to start by recognizing the Phreesia team. Key product launches, client success stories, our largest acquisitions, and our achievement of key financial milestones are among the accomplishments the team contributed throughout the year. I want to thank everyone on the team for their dedication to Phreesia's mission, vision, and values.

This year, we crossed several critical financial milestones ahead of our internal targets. We surpassed $100 million in adjusted EBITDA, we crossed $50 million in free cash flow. And for the first time in our history as a publicly traded company, we delivered positive GAAP net income for a full fiscal year. Each of these is a meaningful milestone on its own. Together, they reflect a company that has made its calculated bets, executed against them, and is now scaling from a position of genuine financial strength.

I want to take a moment to reflect on two growth initiatives we discussed on our last call, provider financing and HCP marketing, because both made meaningful progress this year. On provider financing, the acquisition of AccessOne has been central to our strategy. We have now been operating the business for several months and our investment thesis has only been reinforced. Patient financial responsibility continues to rise in this country.

Providers need tools to convert patient receivables into predictable cash flow. AccessOne gives us a market-leading solution to address that need and scale. AccessOne is performing in line with our expectations and we are actively working to expand our access to capital for securitization programs so we can bring AccessOne solutions to a greater portion of our provider network. We are excited about the long runway ahead.

On HCP marketing, in early March, we announced the launch of ProviderConnect, a first-of-its-kind offering for healthcare provider marketers. This is a natural extension of what we have built with PatientConnect, one of the most trusted and effective point-of-care media offerings in the industry. ProviderConnect brings the same proven playbook, real care encounters, patient level relevance, and privacy at the center to the provider side of the equation. We believe our ability to align both sides of the care conversation is something no one else in the market can do as comprehensively as Phreesia, and we are excited to build on this foundation in fiscal 2027.

We entered fiscal 2027 having built the financial profile we intended to build, one that gives us the flexibility to pursue opportunities on offense and the resilience to absorb challenges without altering our course. AccessOne and HCP are two of the opportunities we have discussed and we look forward to sharing more of them as well as other opportunities for growth and market expansion.

I also want to put our results in context. We are growing in a tough market. The healthcare industry is facing adversity. We're seeing challenges in FDA guidelines, insurance coverage, patient utilization, and provider reimbursement. We believe our emphasis on building products that address access, affordability, and outcomes with revenue generation tilted towards financial services and consent-driven patient engagement, position us to be an enduring platform.

Segments of the life sciences industry are facing challenges and we are seeing this reflected in our shorter visibility into spending commitments from certain pharmaceutical manufacturers in our network solutions business. This is an external dynamic, not a reflection of Phreesia's competitive position or the underlying demand for what we offer. While we do not believe this reflects a structural shift in demand for what Phreesia offers, it is creating more variability in our financial forecasts and we are reflecting that in our updated fiscal 2027 outlook that Balaji will walk through.

AI is also playing an increasingly important role in how we operate. We are using AI not just in the products we deliver to clients, but internally to automate manual processes, reduce our reliance on outsourced resources, and drive greater efficiency across the business. This is a meaningful contributor to our margin expansion and one we expect to continue to benefit from as we scale. We believe we are building the right company for this moment, one positioned to grow on its own terms as intelligence becomes embedded in how healthcare operates.

Before handing it over to Balaji, I want to stress that our company is stronger than ever because of the decisions we've made, sometimes difficult ones. Our financial profile is strong and we have a great team of leaders and a significant bench strength behind them. We entered this fiscal year with several key priorities: positioning AccessOne for growth, scaling our HCP marketing offering, and continuing to infuse AI into the Phreesia operating model.

We believe these initiatives combined with the discipline that have defined our recent performance put us in a very strong position to take advantage of the multiple growth opportunities that lie ahead. A more modest revenue growth year does not change our trajectory. It reflects a specific external dynamic in one part of our business. We believe the underlying platform is stronger than it has ever been.

I'll now turn it over to Balaji to walk through the Q4 results and our fiscal 2027 outlook.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Thank you, Chaim. Let me start with a few highlights from our fourth quarter and fiscal year 2026 results. And then I'll move into our outlook for fiscal 2027.

For the fourth quarter of fiscal year 2026, revenue was $127.1 million, up 16% year-over-year, with growth led by payment solutions following the acquisition of AccessOne. Excluding the AccessOne acquisition, revenue was up 7% year-over-year. Adjusted EBITDA was $29.4 million compared to $16.4 million in the same period in the prior year, representing an adjusted EBITDA margin of 23%.

Fourth quarter average healthcare services clients or AHSCs reached 4,658, an increase of 138 from the prior quarter. 80 of these AHSCs were contributed through the AccessOne acquisition. These results were in line with our expectations. Fourth quarter total revenue per AHSC was $27,279, up 8% year-over-year. There are several important financial milestones and developments included in our Stakeholder Letter, earnings release, and 10-K filing that are worth highlighting.

2026 was an important year for Phreesia's evolution as a profitable company. For the first year ever, we achieved positive net income and earnings per share. Over the past several years, we have made very intentional decisions around capital allocation to accelerate our path to GAAP profitability because we have believed it will become increasingly important to the investment community.

Cash flow continues to improve. In the fourth quarter, net cash provided by operating activities was $33.7 million, up $17.4 million year-over-year. Free cash flow was $28.5 million, up $19.3 million year-over-year, our strongest quarterly free cash flow to date. The year-over-year improvements in operating cash flow and free cash flow were driven primarily by changes in working capital and operating cash flows provided by AccessOne. Cash and cash equivalents as of January 31, 2026 were $73.8 million compared to $84.2 million at January 31, 2025.

Finally, before moving into our fiscal year 2027 outlook, let me review our recently completed refinancing subsequent to the end of fiscal year 2026. On March 13, we completed a refinancing of our Bridge Loan. We repaid all outstanding indebtedness under the Bridge Loan using $92 million of borrowings from a new five-year, $275 million senior-secured revolving credit facility with Capital One maturing on March 13, 2031. This replaces both the Bridge Loan and the prior ABL facility.

The unused borrowing capacity is available for working capital, capital expenditures, permitted acquisitions, and general corporate purposes. With the refinancing complete, we intend to prioritize allocation of capital to areas that we believe can enhance long-term shareholder value, which may include the paydown of long-term debt, investment to support revenue growth acceleration, and share repurchases as appropriate.

Now, transitioning to our financial outlook for fiscal year 2027, we've had several developments in recent weeks that drove our updated financial outlook for fiscal year 2027, which I will review and provide the reasons behind them. We are lowering our revenue outlook for fiscal year 2027. We now expect revenue to be in a range of $510 million to $520 million compared to our prior range of $545 million to $559 million. As we discussed in December, we are experiencing shorter visibility into spending commitments by certain pharmaceutical manufacturers. Over the past several weeks, we have seen even lower levels of dollars committed by certain network solutions clients for the second half of the fiscal year.

As Chaim mentioned, we do not believe these developments are signaling a structural shift in demand for Phreesia's solutions. However, there's now more variability in our network solutions revenue forecasting, particularly in the second half of each year. Our visibility into revenue across other parts of the business is generally consistent with our views in December 2025.

Our new revenue range assumes no additional revenue from potential future acquisitions completed between now and January 31, 2027. We are maintaining our adjusted EBITDA outlook of $125 million to $135 million for fiscal year 2027. It is worth noting that we are holding our adjusted EBITDA outlook even as we reduce our revenue range, a reflection of the operating leverage we have built and our ability to respond quickly with further efficiency gains.

In addition to our continued confidence in the operating leverage embedded in our model, we have more recently identified significant opportunities to reduce our reliance on manual processes across Phreesia through the adoption of artificial intelligence. Initially, we expect to see efficiencies in our utilization of outsourced resources. We are maintaining our expectation for AHSC growth in the mid-single-digit percentage range in fiscal 2027. We are updating our outlook for total revenue for AHSC to a low single-digit percentage range compared to our low-double-digit range previously, reflecting the network solutions headwinds I just described.

Operator, I think we can now open up the lines for the Q&A session.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] And our first question comes from the line of Sean Dodge with BMO Capital Markets. Your line is open.

Sean Dodge, Analyst, BMO Capital Markets Corp.

Yeah, thanks. Good afternoon. Maybe just starting with the dynamics in the network solutions end market and just to kind of clarify the change in the guidance, Balaji, you framed it as having less visibility into what clients are going to spend. I guess is this across all clients there or it's just a subsector of them? And then I also think how like well-based you think those budgets are or their intentions are at this point? Is there a chance that they come back in a few months and increase their second half spending commitments or are those pretty firm at this point?

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah. Sean, this is Balaji. Thanks for the question. So, I'll answer your second one first. It is very fluid and I think that's one of the things we're trying to establish here is, it's very early in the fiscal year, but we want to share this development with you now. But there's lots of activity that's happening in-year. In fact, just getting updates in real-time. Things are going well in the fiscal first quarter, but we just think it's these shifting dynamics put us in a position where we think we want to be transparent and give you updates as the year goes on.

So, now pivoting to the first part of your question, it is not broad-based. It is in specific brand in therapeutic areas. I'll give you just a couple of examples of things we're seeing that warrants this change, vaccines. I don't think that should be a surprise to anyone on the call, but clearly vaccine spending and targeted marketing around that has pulled back. So, that's been one area.

Just generally public health with agencies in the federal government were also an area of growth for us in the past that we've written about in some of our letters, and that's also been an area. Those are just two examples. There's certainly a couple of others, but this is not a broad-based and I think as even Chaim said in his opening remarks, not something that's happening specifically, but happening on a macro basis in a couple different areas.

Ryan Daniels, Analyst, William Blair & Co. LLC

Operator: And our next question comes from the line of Ryan Daniels with William Blair. Your line is open.

Yeah. Thanks for taking the questions. I'll continue down the network solutions path. Can you talk a little bit more about what you're assuming this year for ProviderConnect? I'm just curious if you think that's going to be a contributor as you look towards more HCP marketing versus traditional D2C and potentially how weak the guidance could have been if you didn't have a novel product offering to offset some of that weakness. Thanks.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah. Sure, Ryan. Very little, very early days, still something we're very excited about. But this change in our revenue outlook has nothing to do with anything that's going on with something very small. In fact, again, that's obviously a very small base. The launch went well and we do see some upside there, but for this conversation, it's very small.

Jeff Garro, Analyst, Stephens, Inc.

Operator: And our next question comes from the line of Jeff Garro with Stephens. Your line is open.

Yeah. Good afternoon. Thanks for taking the question. I'll continue on network solutions as, Balaji, you didn't mention price negotiations, your most-favored-nation pricing or through some of the legislation, certain high-volume drugs getting their prices renegotiated with Medicare. So, wanted to check in on that factor and how that's impacting your pharma clients' budgeting and your outlook in turn? Thanks.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah. I mean, we didn't mention that and that's not really what we're trying to do, I think, on the earlier question around different therapeutic areas and some regulatory activity. That's what we pointed to, but Jeff, it probably is. It doesn't help those other topics.

Jailendra Singh, Analyst, Truist Securities, Inc.

Operator: And our next question comes from the line of Jailendra Singh with Truist Securities. Your line is open.

Thank you and thanks for taking my question. So, I want to focus on EBITDA guidance. I mean, you talked about AI efficiency gains, but can you be more specific outside of that? What kind of cost actions are you implementing, which is resulting your EBITDA target still being unchanged, especially with revenue down $35 million, $39 million and majority of that cut coming into your higher margin business? Just trying to better understand how much of the cost reduction is temporary in nature versus structural in nature. Give us a little bit more color on the cost initiatives.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah. Thanks, Jailendra. So, here's one – I think I've just one way to think about this topic. If you just followed us which I know you have over the past several years, we certainly put a lot of capital investment into the business and our view has always been that we should become more efficient and drive more margin expansion in the business. And I think that continues and that's what affords us to be able to continue to have the outlook for adjusted EBITDA that we do here.

Separately, I think the comments around AI are – I mean, again, probably not a secret to anyone on this call, but there have been some pretty big releases and developments that we have seen as revolutionary in terms of how it can impact our business operationally. I think we did talk about manual processes and I think we mentioned in the letter also specifically that some areas around outsourcing and manual processes that we think we can drive a lot of efficiency through initially. But again, I'll just point you back to the numbers in the last three really almost four years that we've always looked for ways to drive margin in the business.

Cameron Harbilas, Analyst, Jefferies LLC

Operator: And our next question comes from the line of Brian Tanquilut with Jefferies. Your line is open.

Hi. Thanks for taking the question. This is Cameron on for Brian. I want to dig more into that EBITDA guidance a little further. When you're thinking about sales and marketing and R&D spend, are you expecting those to be up year-over-year still or is that part of that EBITDA margin improvement as well?

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah, I mean, we haven't given very like specific guidance around those specific lines, but I think again, we've talked historically about our expense base and there being a lot of room for margin expansion. I think what we've said over the past year is the progression of that, you saw gross margin improve and you saw G&A improve and you saw sales and marketing improve as a percentage of revenue. And we said R&D should probably be a bigger contributor of margin expansion or expense ratio improvement in fiscal 2027. The others should also improve, but not as much as R&D.

Jessica E. Tassan, Analyst, Piper Sandler & Co.

Operator: And our next question comes from the line of Jessica Tassan with Piper Sandler. Your line is open.

Hi. Thanks for taking the question. Can you maybe help us understand just on the payment side, the facilitator percent and volume variability in FY 2026? Just what's going on that caused the facilitator volume to go from 82% in first half to 85% 3Q, 84% in 4Q? And then just do you expect payment processing revenue to grow outside of AccessOne in FY 2027? Thank you.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah. Jess, I think on the payment facilitator percentage, there's just certainly some client activity there where we've had some better attach rate. I don't think there's anything particularly noteworthy there. I think consistent what we've said for a few years, we have tried to focus on payback and adding new clients where we can benefit from all the different products we can offer them.

And then on payments, nothing different what we talked about in December. We expect it to grow year-over-year exclusive of AccessOne and that contribution. And I think it'll – I don't think we've given a specific number, but I think it should – it'll grow in the single digits.

Ryan MacDonald, Analyst, Needham & Co. LLC

Operator: And our next question comes from the line of Ryan MacDonald with Needham & Company. Your line is open.

Hi. Thanks for taking my question. In terms of AccessOne, you talked about your investment thesis has been reinforced over the past several months in positioning AccessOne for growth is obviously a key initiative for fiscal 2027. Can you talk about a bit more about your priorities there as you're looking to drive growth? Is it more focused on a tighter integration and cross-selling opportunities between AccessOne and core Phreesia or more looking for ways to augment AccessOne as a stand-alone business unit? And how dependent is getting that expanding your current access to capital for AccessOne to driving growth in that business in fiscal 2027? Thanks.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah. Thanks, Ryan. So, first of all, this is a very established franchise in the space, which is the reason we made the acquisition. So, we expect to grow the products that we acquired based on that track record, et cetera, et cetera. Obviously, we're going to put more resources around it within Phreesia we already have. As far as the importance of expanding the capital base to bring it to our base, that is also super important.

And if you think about just over the progression, we closed the acquisition in November. First order of business was we wanted to move quickly on financing it. We had the Bridge Loan. We went in and refinanced that. Now, we've got a good long-term credit facility and we've paid down the Bridge and we'll continue to pay down debt. The next quarter, very quickly behind it, which we've been very active on is expanding the capital base to bring this to Phreesia's base. So, stay tuned for that. That'll be another milestone to keep your eye on.

Richard Close, Analyst, Canaccord Genuity LLC
Operator: And our next question comes from the line of Richard Close with Canaccord Genuity. Your line is open.

Yeah, thanks for the question. On subscription pricing, in the letter you talk about optimizing client retention and also adoption. Just curious how much of that is really focused in on retention and if you are seeing any increased pressures of current clients looking to change.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah, Richard, I think this has also been a pretty consistent theme for us. I think I am – a lot of times we'll talk to investor meetings about better, faster, cheaper in terms of what our products need to do. So, I'd say it's very offensive on our part, making sure that we're improving our existing product, giving our clients more product, but we are completely comfortable and have conviction that we should be providing more value. And that's why we think we'll drive more revenue growth than the other two revenue lines, but I'd say it's more really proactive and offensive on our part. We think it gives us competitive advantage.

Stan Berenshteyn, Analyst, Wells Fargo Securities LLC

Operator: And our next question comes from the line of Stan Berenshteyn with Wells Fargo Securities. Your line is open.

Hi. Thanks for taking my questions. So, back to network. If you think about the revenue that remains within the guidance that you've updated, are there any brands that are driving an outsized contribution to the revenue expectations? I'm just trying to think about revenue concentration, if there's anything to call out there. Thank you.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah. Stan, I think what you asked was about the existing – the revenue that's built-in to our existing revenue outlook. Nothing particularly noteworthy there in terms of concentration and again, we – going back, I think, to the original question to this call, I mean, what we want to do is be able to update you as we go through the year as we have more visibility. So, by no means are we trying to suggest that the year is done and this is how we see revenue, but we think this is the right way to communicate for the rest of the year.

Joseph Vruwink, Analyst, Robert W. Baird & Co., Inc.

Operator: And our next question comes from the line of Joe Vruwink with Baird. Your line is open.

Great. Thank you. I wanted to ask about how you see AI changing the competitive landscape within the software business. I think patient intake is one of those categories where it's actually fairly common to use a specialist provider like Phreesia alongside maybe your EHR or practice solution. Do you see AI capabilities? And you alluded to how Phreesia's benefiting itself from AI capabilities. Are there big kind of platform companies able to do that as well and maybe change the competitive dynamic?

Chaim Indig, Co-Founder, Chief Executive Officer & Director, Phreesia, Inc.

Hi. This is Chaim. We actually think that it's allowing us to increase the breadth of offerings that we can offer our clients. What we've seen in the market dynamic is really the scope of the value we could provide is increasing at a – frankly, it's such a rapid pace that our clients are more than excited about what we're able to offer.
So I think that – look, healthcare has a lot of room for continuous improvement and value for the patients and providers. And we think that we're well-suited, given the contextual information that we have and our long history of providing value to the patient, the provider, where we think that there is a lot more value that we can continue to provide to our clients beyond where we traditionally have played.

Steven Valiquette, Analyst, Mizuho Securities USA LLC

Operator: And our next question comes from the line of Steven Valiquette with Mizuho Securities. Your line is open.

Yeah. Thanks. Good afternoon. Yeah, I guess also I have a question here on the network solutions. Your comments around the vaccines was helpful. I guess, I'm curious also from a therapeutic perspective, if possible. Curious to hear more on just GLP-1 drugs as a category, especially with some big FDA approvals on oral formulations in the first half of the year.

So, I guess the question is really from a high level. Are oral GLP-1s or GLP-1s more on the good guy camp for you for your fiscal 2027 relative to your prior expectations? Are they kind of a bad guy relative to the prior or no change? Just curious on that class in particular, if it is kind of a big driver of variability for this year. Thanks.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah. Yeah, Steve. Thanks for the question. On the margin, they're in the bad guy category, as you would characterize it and amongst the other issues of vaccine and public health that you mentioned earlier.

Scott Schoenhaus, Analyst, KeyBanc Capital Markets, Inc.

Operator: And our next question comes from the line of Scott Schoenhaus with KeyBanc. Your line is open.

Hey, guys. Thanks for taking my question. Balaji, I think in your prepared remarks you mentioned that the visibility or the commitments from pharma worsened in the last few weeks. Wondering if you could provide any more color there. I know your ProviderConnect is fairly new, but are you seeing the same levels of that sort of erosion in commitments on the ProviderConnect side as the PatientConnect? And then, in general, do you expect to see more, less or equal visibility from pharma budgets on ProviderConnect versus PatientConnect? Thanks.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah. Thanks, Scott. So, first of all, the commentary about recent updates, it has been all around PatientConnect. I think as we mentioned earlier, I mean ProviderConnect is still very, very early. In fact, if anything, the news has been more positive fiscal year-to-date and we've had a lot of good news coming out of clients and we're all very excited about it. But again, it's inconsequential in terms of the magnitude of the numbers still and has some room for upside. So, I can't – I'm not sure, Scott, if I remember the rest of your question. So, maybe you can jump back in the queue.

Daniel Grosslight, Analyst, Citigroup Global Markets, Inc.

Operator: And our next question comes from the line of Daniel Grosslight with Citigroup. Your line is open.
Hi, guys. Thanks for taking the question. If you look at the entire guidance reduction to network solutions, it seems like we're looking at kind of a high single-digit, low double-digit – sorry, yeah, high single-digit, low double-digit year-over-year reduction in revenue. I just want to make sure I'm thinking about that correctly for network solutions.

And then from a quarterly cadence perspective, it sounded like 1Q was actually pretty strong relative to your expectations. If you just walk us through how we should think about the quarterly cadence of network solutions or at least how it's contemplated in your guidance.

And then lastly, you've previously ranked the growth of these three segments. I think you've previously said it's kind of network solutions first then organic payments and then subscription. I'm just curious if once we get around all of this disruption, how we should be thinking about the growth rate of the three segments longer term.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Sure. So, we do continue to believe that's how you should stack rank the contribution just on a normalized basis, but this year is clearly so far shaping up to be a little bit differently. I think as far as the year-over-year comparisons you did, again, without giving specific line item kind of outlooks here, I think you should take away that the low end of the total revenue range implies it's going to be down a few points and the high end would imply it's about flat.

Ryan Halsted, Analyst, RBC Capital Markets LLC

Operator: And our next question comes from the line of Ryan Halsted with RBC Capital Markets. Your line is open.

Thanks. Thanks for taking my question. Maybe just to follow-up on the AccessOne question. So you've obviously been having a lot of progress in scaling the business. I guess, how should we think about the next phases of scaling AccessOne in that are you expanding kind of your – within your footprint and kind of identifying where you're currently maybe have some existing competencies and – or are you kind of broadening into new footprints? And then how should we think about that in terms of maybe startup costs or other types incremental costs to really further scale this?

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah, it's both, first of all, so it's – think about it as the capital base as we expand it will allow us to bring more of those solutions to Phreesia's existing clients. We also see opportunities that is completely greenfield outside of the areas we play today in the – sort of think about as broader healthcare provider ecosystem. So, it's both and again, I think that was the only question. Trying to write these down as we go here.

Clark Wright, Analyst, D. A. Davidson & Co.

Operator: And our next question comes from the line of Clark Wright with D.A. Davidson. Your line is open.

Hi there. You made a comment during the prepared remarks that the visibility into other revenue segments being consistent with December 2025 in the comments you made then. Could you maybe just provide additional details on what's going on in the payments business in terms of AccessOne to be looked through the financials of how you grow that with additional – the additional credit facility that you've had? And where do you see the potential opportunities primarily through new logos or is it cross-selling into the – in the existing base?

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

So – and again, we assumed nothing in terms of growth in our fiscal 2027 outlook when we laid it out back in December and that continues today. In terms of the opportunities, there's net new opportunities. There's expansion opportunities within AccessOne's legacy client base, which are part of Phreesia and then I think last, which is where this soon to be expanded capital base that we're working on, will allow us to bring this to other Phreesia.

John W. Ransom, Analyst, Raymond James & Associates, Inc.

Operator: And our next question comes from the line of John Ransom with Raymond James. Your line is open.

Hey there. If I think about the strategy over the past couple of years, it was to drive growth among providers that had higher prescription dispensing rates in order to drive network solutions. Just in light of what's happening with pharma, is that strategy being rethought or you think this is just a speed bump?

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah, John. Speed bump is sort of a short answer. We still have a lot of conviction there. We think we have a very differentiated value proposition in terms of being able to provide valuable content to patients. So, nothing's changed there and increasingly providers as well.

Gene Mannheimer, Analyst, Freedom Capital Markets

Operator: And our next question comes from the line of Gene Mannheimer with Freedom Capital Markets. Your line is open.

Hey. Thanks for taking the question. Just thinking about your prepared remarks, you're holding the EBITDA guidance steady despite the revenue reduction. And I understand about the continuing margin expansion and efficiencies that you're driving, but I mean, why not bias your EBITDA guidance toward the lower end of the range unless you have such confidence in meeting or exceeding that range? Thanks.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah. I mean, Gene, I think we've been public for almost seven years and we've tried to provide information as we know it. And where we have conviction. So, I think you should just sort of take that as where – how we feel about that.

Jailendra Singh, Analyst, Truist Securities, Inc. (Follow-up)

Operator: [Operator Instruction] And we do have a follow-up question from Jailendra Singh with Truist Securities. Your line is open.

Thank you. Thanks for taking my follow-up. I just want to see if you can follow-up – if you can kind of give some more color on why do you think that oral GLP-1 launching is a bad guy for your network solutions next year. Just want to clarify that comment, Balaji.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

Yeah, I didn't hear anything about oral specifically. I thought it was more of a broader comment around an FDA activity and the general category. So, there's nothing about the response that was specific to oral.

Ryan MacDonald, Analyst, Needham & Co. LLC (Follow-up)

Operator: And we have a follow-up question from Ryan MacDonald with Needham & Company. Your line is open.

Hi. Thanks for the time on the second one. Balaji, maybe you could just clarify as we think about the flow of network solutions throughout the year. Is network solutions starting off at a lower base than what you expected in Q1 of fiscal 2027? Because you also said – I guess you said Q1's going better than expected or are we looking at really like sort of the lack of visibility means that network solutions revenues are sort of down in second half relative to first half and sort of little impact to the first half expectations? Thanks.

Balaji Gandhi, Chief Financial Officer, Phreesia, Inc.

That's generally we should take away the latter part of what you said, Ryan, but here's the thing. I think we've tried to explain this to you. It is very complex. There's a lot of different moving parts and data that goes into our ability to reach the right patient with the right message. So, there's a lot of pacing involved, too, but generally speaking, our view here is it's around the second half of the year, not the first half.

CLOSING REMARKS

Operator: And with no further questions, I will now turn the conference back over to Mr. Chaim Indig for closing remarks.

Chaim Indig, Co-Founder, Chief Executive Officer & Director, Phreesia, Inc.

I'd like to thank everyone for joining us for the fiscal Q4 2026 earnings call and I want to thank my teammates for a really strong year and I look forward to the year ahead. And everyone now I hope enjoy spring. Talk to you in a couple months.

Operator: And ladies and gentlemen, this concludes today's call. We thank you for your participation. You may now disconnect.